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                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

        This Employment Agreement (the "Agreement") is entered into as of December 1, 2002 (the "Effective Date") by and between Dr. William Ting (the "Executive") and US-Sino Gateway, Inc., a California corporation (the "Company").

         WHEREAS, the Company believes that the Executive's service, experience, and knowledge are valuable to the Company in connection with its business; and

         WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, as its Chairman of the Board of Directors, President and Chief Executive Officer.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

         1. EMPLOYMENT. The Company hereby employs the Executive and the Executive accepts such employment upon the terms and conditions hereinafter set forth.

         2. TERM OF EMPLOYMENT. Subject to the provisions of Section 6, the term of the Executive's employment pursuant to this Agreement shall commence on and as of the Effective Date and shall terminate on December 31, 2005 (the "Term"). Subject to the provisions of Section 6, this Agreement will be automatically renewed after December 31, 2005 for an additional three year term unless either party gives notice to the other, at least 90 days prior to the expiration of the Term, that the party desires to renegotiate this Agreement. If an agreement is not reduced to writing and executed by the parties before the end of the Term, then this Agreement shall expire.

         3. DUTIES; EXTENT OF SERVICE. During the Executive's employment under this Agreement, the Executive (i) shall serve as an employee of the Company with the titles and positions of Chairman of the Board of Directors, President and Chief Executive Officer, reporting to the Board of Directors of the Company, and shall have such executive responsibilities as the Board of Directors of the Company shall from time to time designate, PROVIDED THAT, in all cases the Executive shall be subject to the oversight and supervision of the Board of Directors of the Company in the performance of his duties, and (ii) shall render all services reasonably incident to the foregoing. The Executive hereby accepts such employment, agrees to serve the Company in the capacities indicated, and agrees to use the Executive's best efforts in, and shall devote the Executive's full working time, attention, skill and energies to, the advancement of the interests of the Company and its subsidiaries and the performance of the Executive's duties and responsibilities hereunder.

         4. SALARY AND BONUS.

                  (a) SALARY. During the Executive's employment under this Agreement, the Company shall pay the Executive a salary (the "Salary"). The Company will review the Salary periodically (and no less than annually) for the purpose of determining whether it will be increased. The Salary shall be no less than $192,000 per annum through June 30, 2003 and $270,000 per annum from July 1, 2003 through June 30, 2004. Prior to July 1, 2004, the Company must review the Salary for the purpose of determining whether it will be increased for the period beginning on July 1, 2004 and ending on December 31, 2005. The Salary shall be subject to withholding under applicable law, shall be prorated for partial years and shall be payable in periodic installments not less frequently than monthly in accordance with the Company's usual practice for its executive officers as in effect from time to time.

                  (b) BONUS. The Company recognizes that as a start-up, it is unlikely to realize substantial revenues during the fiscal year ending December 31, 2003 (the "Fiscal Year") and has projected that its net loss will be -36% for the Fiscal Year. As an incentive to the Executive to render extraordinary performance during the Fiscal Year and to exceed the Company's projections, the Executive shall receive a performance bonus (the "Performance Bonus") if the financial targets established for the Fiscal Year, as set forth in the Company's business plan, are exceeded so that the Company does not incur a loss for the Fiscal Year. The Performance Bonus shall be based on revenues received during the Fiscal Year from sales ("Actual Sales Revenues") and on gross margin for the Fiscal Year. For purposes of this Section, "gross margin" shall mean gross profit divided by total revenue. The Performance Bonus, if earned, will be calculated as follows:

                           (i) If the Company's net profit for the Fiscal Year
                  is 0 because gross profit and total revenue are equal (which gross margin would be more than 50% higher than the gross margin projected for the Fiscal Year), the Executive shall receive a Performance Bonus in an amount equal to 2% of Actual Sales Revenues. If gross margin exceeds 0 but does not exceed 10% for the Fiscal Year, the Executive shall receive an additional Performance Bonus in an amount equal to 2% of Actual Sales Revenues. If gross margin exceeds 10% for the Fiscal Year, the Executive shall receive an additional Performance Bonus in an amount equal to 20% of that portion of gross margin that exceeds 10%.

                           (ii) The portion of the Performance Bonus calculated
                  on Actual Sales Revenues shall be calculated as follows: (A) if the Company's Actual Sales Revenues exceed the sales revenues estimated in the business plan ("Estimated Sales Revenues") in any amount up to 50% of Estimated Sales Revenues, the Executive shall receive a bonus of 1% of the Actual Sales Revenues that exceed the Estimated Sales Revenues; (B) if the Company's Actual Sales Revenues exceed the Estimated Sales Revenues in any amount from 50.1% to 100% of Estimated Sales Revenues, the Executive shall receive an additional bonus of 1.25% of the Actual Sales Revenues that exceed the Estimated Sales Revenues; and (C) if the Company's Actual Sales Revenues exceed 100% of the Estimated Sales Revenues, the Executive shall receive an additional bonus of 1.5% of the Actual Sales Revenues that exceed the Estimated Sales Revenues.

                           (iii) The Performance Bonus shall be calculated
                  within 90 days of the end of the Fiscal Year. The Performance Bonus calculation as determined by the Board of Directors of the Company shall be final and binding. Payment of the Performance Bonus, if any is earned, shall occur within 30 days after the calculation is completed or at such other time agreed to by the Company and the Executive.

                           (iv) Any bonus for the Fiscal Years following
                  December 31, 2003 shall be determined by the Company in conjunction with a review of the Executives Salary.

         5. BENEFITS.

                  (a) REGULAR BENEFITS. During the Executive's employment under this Agreement, the Executive shall be entitled to participate in any and all medical, pension, dental and life insurance plans and disability income plans, retirement arrangements and other employment benefits as in effect from time to time for executive officers of the Company generally. Such participation shall be subject to (i) the terms of the applicable plan documents (including, as applicable, provisions granting discretion to the Board of Directors of the Company or any administrative or other committee provided for therein or contemplated thereby) and (ii) generally applicable policies of the Company.

                  (b) VACATION. During the Executive's employment under this Agreement, the Executive shall receive paid vacation annually in accordance with the Company's practices for executive officers, as in effect from time to time.

                  (c) EXPENSES. The Company shall reimburse the Executive for all reasonable business expenses incurred by the Executive during the Executive's employment hereunder to the extent in compliance with the Company's business expense reimbursement policies in effect from time to time and upon presentation by the Executive of such documentation and records as the Company shall from time to time require.

                  (d) TAXATION OF PAYMENTS AND BENEFITS. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

                  (e) EXCLUSIVITY OF SALARY AND BENEFITS. The Executive shall not be entitled to any payments or benefits other than those provided under this Agreement. Compliance with the provisions of this Section 5 shall in no way create or be deemed to create any obligation, express or implied, on the part of the Company or any of its affiliates with respect to the continuation of any particular benefit or other plan or arrangement maintained by them or their subsidiaries as of or prior to the date hereof or the creation and maintenance of any particular benefit or other plan or arrangement at any time after the date hereof.

         6. TERMINATION AND TERMINATION BENEFITS. Notwithstanding the provisions of Section 2, the Executive's employment under this Agreement shall terminate under the following circumstances set forth in this Section 6.

                  (a) TERMINATION BY THE COMPANY FOR CAUSE. The Executive's employment under this Agreement may be terminated for Cause without further liability on the part of the Company other than for accrued but unpaid Salary through the date of termination effective immediately upon written notice to the Executive. "Cause" shall mean the following:

                           (i) the commission by the Executive of any act of
                  embezzlement, fraud, larceny or theft on or from the Company or an affiliate of the Company;

                           (ii) the commission by the Executive of, or
                  indictment of the Executive for a felony or any misdemeanor, which misdemeanor involves moral turpitude, deceit, dishonesty or fraud;

                           (iii) failure to perform, or materially poor
                  performance of, the Executive's duties and responsibilities assigned or delegated under this Agreement, or any material misconduct or violation of the Company's policies, in either case, which continues for a period of 60 days after written notice given to the Executive; or

                           (iv) a material breach by the Executive of any of the
                  covenants, terms or provisions of this Agreement or any agreement between the Company and the Executive regarding confidentiality, non-solicitation or assignment of inventions.

                  (b) TERMINATION BY EXECUTIVE. The Executive's employment under this Agreement may be terminated by the Executive by written notice to the Board of Directors at least 120 days prior to such termination.

                  (c) TERMINATION BY THE COMPANY WITHOUT CAUSE. Subject to the payment of Termination Benefits pursuant to Section 6(d), the Executive's employment under this Agreement may be terminated without Cause by the Company upon 30 days written notice to the Executive.

                  (d) CERTAIN TERMINATION BENEFITS. Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to the Executive under this Agreement shall terminate on the date of termination of the Executive's employment under this Agreement. Notwithstanding the foregoing, in the event of termination of the Executive's employment with the Company pursuant to Section 6(c) above, the Company shall pay to the Executive the lesser of (i) the Executive's Salary for the remainder of the Term, payable in the manner set forth in Section 4(a) (but in no event shall such amount be less than six months Salary) or (ii) one year's Salary payable in the manner set forth in Section 4(a) (the "Severance Benefits"). The parties hereto agree that the Severance Benefits are to be in full satisfaction, compromise and release of any claims arising out of any termination of the Executive's employment pursuant to Section 6(c), and such amounts shall be contingent upon the Executive's delivery of a general release of such claims upon termination of employment in a form reasonably satisfactory to the Company, it being understood that no Severance Benefits shall be provided unless and until the Executive determines to execute and deliver such release.

                  (e) DEATH; DISABILITY. Upon the death of the Executive, or upon the permanent disability (as defined below) of the Executive continuing for a period in excess of 180 consecutive days, all obligations of the Company under this Agreement shall immediately terminate other than any obligation of the Company with respect to earned but unpaid Salary and earned benefits contemplated hereby to the extent accrued or vested through the date of termination. As used herein, the terms "permanent disability" or "permanently disabled" shall mean the inability of the Executive, by reason of injury, illness or other similar cause, to perform a major part of his duties and responsibilities in connection with the conduct of the business and affairs of the Company, as determined reasonably and in good faith by the Company.

                  (f) CONTINUING OBLIGATIONS. Notwithstanding termination of this Agreement as provided in this Section 6 or any other termination of the Executive's employment with the Company, the Executive's obligations under
Section 7 hereof shall survive any termination of the Executive's employment with the Company at any time and for any reason.

         7. NON-SOLICITATION; CONFIDENTIALITY; PROPRIETARY RIGHTS.

                  (a) NON-SOLICITATION. The Executive agrees that he shall not, during the term of this Agreement, and for a period of one year thereafter, solicit any employee of the Company to terminate such employee's employment with the Company, or agree to hire any such employee or former employee of the Company (unless at least 12 months have passed since the termination of such employee's employment with the Company).

                  (b) CONFIDENTIAL INFORMATION. As used in this Agreement, the term "Confidential Information" shall mean information belonging to the Company (for purposes of this Section 7 including all predecessors of the Company) of value to the Company or with respect to which Company has right in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including, by way of example and without limitation, trade secrets, ideas, concepts, designs, configurations, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts processes, techniques, formulas, software, improvements, inventions, domain names, data, know-how, discoveries, copyrightable materials, marketing plans and strategies, sales and financial reports and forecasts, customer lists, studies, reports, records, books, contracts, instruments, surveys, computer disks, diskettes, tapes, computer programs and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by the Executive in the course of the Executive's employment by the Company, as well as other information to which the Executive may have access in connection with the Executive's employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive's duties under Section 7(c).

                  (c) CONFIDENTIALITY. In the course of performing services hereunder on behalf of the Company and its affiliates, the Executive has had and from time to time will have access to Confidential Information. The Executive agrees (i) to hold the Confidential Information in strict confidence, (ii) not to disclose the Confidential Information to any person (other than in the regular business of the Company or its affiliates), and (iii) not to use, directly or indirectly, any of the Confidential Information for any purpose other than on behalf of the Company and its affiliates. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, that are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive's employment will be and remain the sole property of the Company. Upon the termination of the Executive's employment with the Company for any reason and as and when otherwise requested by the Company, all Confidential Information (including, without limitation, all data, memoranda, customer lists, notes, programs and other papers and items, and reproductions thereof relating to the foregoing matters) in the Executive's possession or control, shall be immediately returned to the Company.

                  (d) THIRD PARTY AGREEMENTS AND RIGHTS. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party that restricts in any way the Executive's use or disclosure of information or the Executive's engagement in any business. The Executive represents to the Company that the Executive's execution of this Agreement, the Executive's employment with the Company and the performance of the Executive's proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive's work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

                  (e) LITIGATION AND REGULATORY COOPERATION. During and after the Executive's employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive's full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive's employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive's performance of obligations pursuant to this Section 7(e).

                  (f) INVENTIONS. The Executive recognizes that the Company and its affiliates possess a proprietary interest in all of the Confidential Information and have the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of the Executive, except as otherwise agreed between the Company and the Executive in writing. The Executive expressly agrees that any products, inventions, discoveries or improvements made by the Executive in the course of the Executive's employment, including any of the foregoing which is based on or arises out of the Confidential Information, shall be the property of and inure to the exclusive benefit of the Company. The Executive further agrees that any and all products, inventions, discoveries or improvements developed by the Executive (whether or not able to be protected by copyright, patent or trademark) during the course of his employment, or involving the use of the time, materials or other resources of the Company or any of its affiliates, shall be promptly disclosed to the Company and shall become the exclusive property of the Company, and the Executive shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

                  (g) BUSINESS OPPORTUNITIES. The Executive agrees, while he is employed by the Company, to offer or otherwise make known or available to it, as directed by the Board of Directors of the Company and without additional compensation or consideration, any business prospects, contracts or other business opportunities that the Executive may discover, find, develop or otherwise have available to the Executive in the information technology industry and further agrees that any such prospects, contacts or other business opportunities shall be the property of the Company.

                  (h) ACKNOWLEDGMENT. The Executive acknowledges that the provisions of this Section 7 are an integral part of the Executive's employment arrangements with the Company.

         8. INTEGRATION. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

         9. ASSIGNMENT; SUCCESSORS AND ASSIGNS, ETC. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein without the prior written consent of the other party; provided that the Company may assign its rights under this Agreement without the consent of the Executive in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

         10. ENFORCEABILITY. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         11. WAIVER. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving parry. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

         12. NOTICES. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at 1215 West Imperial Highway, Suite 222, Brea, California 92821.

         13. AMENDMENT. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

         14. GOVERNING LAW. This contract shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles thereof.

         15. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original and all of which taken together shall constitute one and the same document.

         16. CERTAIN DEFINITIONS. For purposes of this Agreement, the term "person" means an individual, corporation, limited liability company, partnership, entity, association, trust or any unincorporated organization; a "subsidiary" means any corporation more than 50 percent of whose outstanding voting securities, or any limited liability company, partnership, joint venture or other entity more than 50 percent of whose total equity interest, is directly or indirectly owned by such person; and an "affiliate" of a person shall mean, with respect to a person or entity, any person or entity which directly or indirectly controls, is controlled by, or is under common control with such person or entity.

         17. ARBITRATION. Any controversy, dispute or claim of whatever nature arising out of, in connection with or relating to this Agreement or the interpretation, meaning, performance, breach or enforcement thereof, including any controversy, dispute or claim based on contract, tort, or statute, and including without limitation claims relating to the validity of this Agreement or relating to termination of employment, shall be resolved at the request of either party to this Agreement, by final and binding arbitration conducted at a location determined by the arbitrator in Los Angeles, California, administered by and in accordance with the then existing Rules of Practice and Procedure of J*A*M*S/Endispute, Inc.. (Jo Ao Mo S), and judgment upon any award rendered by the arbitrator(s) may be entered by any State or Federal Court having jurisdiction thereof. Either party may commence such proceeding by giving notice to the other party in the manner provided in Section 12 of this Agreement. Upon filing a demand for arbitration, all parties to the Agreement will have right of discovery to the maximum extent provided by law for actions tried before a court, and both agree that in the event of an arbitration, disputes as to discovery shall be determined by the arbitrator(s). The arbitrator(s) in any such proceeding shall apply California substantive law and the California Evidence Code to the proceeding. The arbitrator(s) shall have the power to grant all legal and equitable remedies (provisional and final) and award damages provided by California law. The arbitrator(s) shall prepare in writing and provide to the parties an award including findings of fact and conclusions of law. The arbitrator(s) shall not have the power to commit errors of law or legal reasoning, and the award may be vacated or corrected pursuant to California Code of Civil Procedure ss.ss.1286.2 or 1286.6 for any such error. The Company shall pay all fees of the arbitrator, and each party shall bear its or his expenses, costs and attorney fees relating to the arbitration and recovery under any order and/or judgment rendered therein. In any such proceeding general counsel for the Company may represent the Company regardless of whether such counsel has rendered advice to the Executive in the past unless prohibited by law or rules of the California State Bar Association. The parties hereto hereby submit to the exclusive jurisdiction of the courts of the State of California for the purpose of enforcement of this agreement to arbitrate and any and all awards or orders rendered pursuant thereto.

                  Should any party seek a provisional remedy to enforce such party's rights under this Agreement, such action shall be brought exclusively in the Superior Court of the State of California in and for the County of Los Angeles ("Superior Court") pursuant to California Code of Civil Procedure ss.1281.8. Service in any such action may be effected by providing process to the other party in the manner provided in Section 13. The Superior Court in such action shall apply California substantive law. Each party shall bear its or his expenses, costs and attorney fees relating to such proceeding and enforcement of or securing recovery under any order and/or judgment rendered therein. The parties hereto hereby submit to the exclusive jurisdiction of the Superior Court for the purpose of securing such provisional remedies to enforce this Agreement and any and all orders and judgments rendered pursuant thereto.

         18. INDEMNIFICATION. The Company shall indemnify the Executive and hold him harmless from and against all claims, losses, damages, expenses or liabilities (including expenses of defense and settlement) based upon or in any way arising from or connected with his employment by the Company or its affiliates, to the maximum extent permitted by law, provided that such indemnification shall not extend to actions against the Executive by or on behalf of the Company. Unless the Company shall have provided counsel to the Executive in such matter compensated by the Company, to the extent permitted by law, and subject to the above-stated exceptions, the Company shall advance to the Executive or his attorney any expenses necessary in connection with the defense of any action or claim which is brought if indemnification cannot be determined to be available prior to the conclusion of such action or the investigation of such claim.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                 COMPANY:

                 US-Sino Gateway, Inc.



                 By:
                    --------------------------------------------------
                       William Ting

                 EXECUTIVE:



                    ------------------------------------
                      William Ting





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